Exhibit 10.1

SERVICE AGREEMENT

THIS SERVICE AGREEMENT (the “Agreement”), dated as of March 8, 2011, is entered into by and between Weststar Financial Services Corporation (the “Company”) and Randall C. Hall (“Hall”) (The Company and Hall are sometimes referred to herein, collectively, as the “Parties”).

WHEREAS, the Company is preparing to wind up its affairs; and

WHEREAS, Hall previously served as President and Chief Executive Officer of The Bank of Asheville and continues to serve as President and Chief Executive Officer of the Company and has specialized knowledge of the Company’s business and financial dealings; and

WHEREAS, Hall is willing to render professional services to the Company; and

WHEREAS, the Company and Hall desire to enter into this Agreement so as to specify their respective rights, obligations, and duties.

NOW THEREFORE, in consideration of the mutual agreements and covenants set forth herein, it is understood and agreed by and between the Parties as follows:

Services and Duties.  Hall shall perform such services as are reasonably requested by the Company.  Hall shall use commercially reasonable efforts in performing services for the Company during such times as are mutually agreeable to the Company and Hall.

Fees and Expenses.  In consideration of the performance of the services under this Agreement, the Company shall pay to Hall compensation in the amount of $4,375 per month commencing on February 1, 2011.  It is understood and agreed that, with the exception of mileage (calculated at the then-effective IRS rate) and documented out-of-pocket expenses, the Company will not reimburse Hall for any costs or expenses incurred by him in performing services hereunder unless explicitly approved by the Company in writing.  Except as expressly provided herein, Hall shall not be entitled to any other compensation, benefits, or consideration from the Company for services provided under this Agreement.

Term and Termination. Unless sooner terminated as provided herein, the term of this Agreement shall be for a period of one (1) year, commencing on the date of this Agreement and terminating upon the first anniversary of the date of this Agreement. This Agreement may be terminated by either Party, with or without cause, by giving fifteen (15) days’ prior written notice to the other Party.  If termination is accomplished in this manner, the effective date of termination shall be the fifteenth (15th) day following receipt of the termination notice.   This Agreement may be renewed each year by mutual consent of the Parties.

Working Facilities and Equipment.  It is understood and agreed that the Company shall not provide any working facilities or other equipment to Hall, it being the responsibility of Hall, at Hall’s sole cost and expense, to provide such facilities and equipment as Hall may need in order to perform services pursuant to this Agreement.

Employment Relationship.  The relationship of the Parties established by this Agreement shall be that of an employer/employee relationship.  Hall shall serve as President and Chief Executive Officer of the Company.

Confidentiality.  The Company shall provide Hall with access to the Company’s information and computer systems, the use of which shall be governed by the terms of this Agreement.  In addition, Hall will, in some cases, have access to confidential information.  Hall shall not (and shall not permit any agents or employees), at any time, either during or after the term of this Agreement, use for personal benefit, directly or indirectly, or divulge or make known to any individual, partnership, trust, company, business entity or any other person, any proprietary or confidential information relating to the Company, the Company’s affiliates, the Company’s shareholders, or any entities having a contractual relationship with the Company, including, without limitation, any information relative to the Company’s or such entity’s financial condition, business operations, methods, procedures or systems for providing services, or otherwise engaging in the business affairs of such entities.  Notwithstanding anything else provided herein, in the event of a breach of the obligations of Hall under this Section, Hall hereby acknowledges that the ordinary remedies available at law would be insufficient, and that accordingly the Company shall be entitled to specific performance and injunctive relief in such event.

Limitations on Authority.  It is understood by the Parties that the scope of Hall’s authority shall be defined by the bylaws of the Company and by its Board of Directors.

Records.  Hall shall in a timely manner maintain customary, proper records related to the services of the Company.  All records and other documents produced or maintained during the course of and related to Hall’s services under this Agreement shall be and remain the property of the Company.  Upon the earlier of the request of the Company or termination of this Agreement for any reason, Hall must immediately return to the Company all property of the Company, including but not limited to client information, manuals and originals, copies or summaries of all documents, and records related to the Company, whether produced by Hall or provided to Hall by the Company.

Indemnification.  Hall hereby agrees to indemnify, defend, and hold harmless the Company, its owners, officers, directors, shareholders, employees, contractors, and agents, from any claim, loss, damage, liability, cost, or expense (including but not limited to reasonable attorneys’ fees as allowed by law), arising out of his gross negligence or willful misconduct or any breach of the representations made by Hall in this Agreement.

The Company hereby agrees to indemnify, defend, and hold harmless Hall from any claim, loss, damage, liability, cost, or expense (including but not limited to reasonable attorneys’ fees as allowed by law), arising out of his services rendered hereunder, except where such claim, loss, damage, liability, cost, or expense is due, in whole or in part, to Hall’s gross negligence or willful misconduct or any breach of the representations made by Hall in this Agreement.

In addition, Hall shall be entitled to the indemnification and limitation of liability provisions included in the Company’s articles of incorporation and bylaws.

Assignment.  This Agreement shall not be assignable by Hall without the Company’s prior written consent.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns.

Notice.  Each notice, approval, or consent required or permitted by this Agreement shall be in writing and shall be given or made by personal delivery or sent by certified mail, postage prepaid, to the following addresses (or to such other address as shall be furnished by one Party to the other from time to time):

The Company:

Weststar Financial Services Corporation
P.O. Box 1285
Asheville, North Carolina 28802

Copy to:

Todd H. Eveson, Esq.
Gaeta & Eveson, P.A.
700 Spring Forest Road, Suite 335
Raleigh, North Carolina 27609
(919) 845-2558

Hall:

Randall C. Hall
214 Pearson Drive
Asheville, North Carolina 28801
(828) 254-4394

All notices, approvals, or consents shall be deemed effectively given, in the case of personal delivery, on the date delivered, and in the case of certified mail, two (2) business days after the date postmarked as the date of deposit in the mail.

Amendments.  This Agreement may not be modified, amended, altered, or waived except by separate written agreement signed by the Company and Hall.  No oral representations or writings shall be effective to modify this Agreement if not signed by one or more of the Company’s authorized officers.  No waiver of any provision of this Agreement shall be effective if not in writing and signed by one or more of the Company’s officers.

Governing Law.  The Parties desire and agree that this Agreement and any dispute arising under this Agreement shall be governed by, and construed in accordance with the laws of the State of North Carolina applicable to contracts made and to be performed within said state without giving effect to conflict of laws principles.  Hall consents to the exclusive jurisdiction of the North Carolina courts (federal and state) with respect to any dispute arising under this Agreement.

Severability.  In the event any portion of this Agreement is determined to be invalid or unenforceable under any applicable law by a court of competent jurisdiction, said portion shall be severed from this Agreement and the remainder of this Agreement shall continue in full force and effect.

Entire Agreement.  This Agreement constitutes the entire agreement between the Company and Hall with respect to the subject matter hereof and supersedes any and all agreements, either oral or in writing, between the Company and Hall, with respect to the subject matter of this Agreement.  No change or modification of this Agreement shall be valid unless it is in writing and signed by the Parties.  No waiver of any provision of this Agreement shall be valid unless in writing and signed by the waiving Party.

Dispute Resolution.  The Parties shall attempt in good faith to settle any dispute or controversy arising under, out of, or in connection with or in relation to this Agreement, or any amendment hereof, or the breach hereof, by negotiation and mutual agreement; provided that if the Parties are not able to agree within a reasonable period of time, then any such dispute or disagreement shall be resolved by submitting such dispute first to mediation and second to binding arbitration in Buncombe County, North Carolina.  Either Party may make written demand for mediation, in which case the Parties shall mediate the dispute or disagreement in Buncombe County, North Carolina, with the mediator mutually agreed upon by the Parties hereto.  Fees and costs of the mediation shall be borne equally by the Parties, and each Party shall pay its own professional fees and costs.  If the dispute or disagreement is not settled by mediation within a reasonable period of time, then either Party may demand arbitration, in which case the dispute or disagreement shall be arbitrated in accordance with rules and procedures established by the American Arbitration Association’s Commercial Arbitration Rules.  Any award rendered by the arbitrator shall be final and binding upon each of the Parties, and judgment thereof may be entered in any court having jurisdiction thereof.  The costs of the arbitrator shall be borne equally by both Parties.

The Parties have executed this Agreement as of the date first written above.

WESTSTAR FINANCIAL SERVICES CORPORATION:	RANDALL C. HALL:
By /s/ Darryl J. Hart	Signature: /s/ Randall C. Hall

Title & Printed Name: Darryl J. Hart, Chairman of the Board of Directors	Printed Name: Randall C. Hall